A special meeting of the fund's shareholders was held on May 17, 2006. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Albert R. Gamper, Jr.
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Robert M. Gates
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
George H. Heilmeier
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Edward C. Johnson 3d
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Stephen P. Jonas
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
James H. KeyesB
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Marie L. Knowles
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Ned C. Lautenbach
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
William O. McCoy
Affirmative	48,754,283.64	99.697
Withheld	148,033.30	.303
TOTAL	48,902,316.94	100.000
Robert L. Reynolds
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Cornelia M. Small
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
William S. Stavropoulos
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
Kenneth L. Wolfe
Affirmative	48,902,316.94	100.000
Withheld	.00	.000
TOTAL	48,902,316.94	100.000
PROPOSAL 2
To approve an amended management contract for the fund.

	# of Votes	% of Votes
Affirmative	47,561,540.69	97.258
Against	1,104,644.81	2.259
Abstain	236,131.44	.483
TOTAL	48,902,316.94	100.000
A Denotes trust-wide proposal and voting results. B Effective on or about January 1, 2007.